EXHIBIT 12.1


                             STATEMENT OF COMPUTATION OF
                          RATIO OF EARNINGS TO FIXED CHARGES
                          ----------------------------------

                                                                      For The Year Ended December 31,
                                                                      -------------------------------

                                                  1997             1996             1995             1994           1993
                                                  ----             ----             ----             ----           ----
                                                                     (In thousands, except ratio data)
     Earnings available to fixed charges:
       Income before income taxes               $485,334         $428,300         $377,151         $338,432      $281,091
     Fixed charge  -
       Interest expense                           76,413           58,541           51,443           31,435        20,689
       Portion of rent determined
         to be interest (1)                       16,963           15,185           12,964           10,824         8,910
       Minority interest in income
         of subsidiary trust                       1,528                -                -                -             -
       Eliminate equity in earnings               (5,831)          (6,364)          (5,993)          (5,661)       (3,811)
                                                --------         --------         --------         --------       --------
                                                $574,407         $495,662         $435,565         $375,030       $306,879
                                                ========         ========         ========         ========       ========
     Fixed charges:
       Interest expense                         $ 76,413         $  58,541        $  51,443        $  31,435      $ 20,689
       Portion of rent determined
         to be interest (1)                       16,963            15,185           12,964           10,824         8,910
       Minority interest in income
         of subsidiary trust                       1,528                 -                -                -             -
                                                --------         ---------        ---------        ---------      ---------
                                                $ 94,904         $  73,726        $  64,407        $  42,259      $  29,599
                                                ========         =========        =========        =========      =========
     Ratio of earnings to
       fixed charges                                6.05              6.72             6.76             8.87          10.37
                                                ========         =========        =========        =========      =========

   (1) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.

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